Exhibit 99.1

FOR MORE INFORMATION:

Charles Lynch

Vice President, Strategy and Investor Relations

954-384-0175, x 5692

charles_lynch@mednax.com

FOR IMMEDIATE RELEASE

MEDNAX Reports First Quarter GAAP EPS from Continuing Operations of

$0.48; Adjusted EPS from Continuing Operations of $0.65

Results Reflect Classification of MedData as Discontinued Operations

FORT LAUDERDALE, Fla., May 2, 2019 - MEDNAX, Inc. (NYSE: MD), the national health solutions partner specializing in neonatology, anesthesiology, radiology, maternal-fetal medicine, other pediatric services, and management services, today reported earnings from continuing operations of $0.48 per diluted share for the three months ended March 31, 2019. On a non-GAAP basis, MEDNAX reported Adjusted EPS from continuing operations of $0.65.

The results for MedData, the Company’s management-services organization, have been classified as discontinued operations, and prior period results have been recast to classify MedData as discontinued operations for comparison purposes. For the first quarter of 2019, MedData generated revenue, Adjusted EBITDA and Adjusted EPS of $51 million, $9 million and $0.06, respectively.

For the 2019 first quarter, MEDNAX reported the following results from continuing operations:

•	Net revenue of $851 million;

•	Net income of $42 million; and

•	Adjusted EBITDA of $105 million.

“Our operating results for the first quarter were in line with our expectations, reflecting execution of our shared services and operational initiatives against a challenging revenue and cost environment,” said Roger J. Medel, M.D., Chief Executive Officer of MEDNAX. “We also utilized our capital for targeted acquisitions and have been buyers of our own stock, repurchasing $100 million of shares year to date, including $79 million during the first quarter. Our focus in 2019 remains on generating consistent, stable operating performance against our outlook of utilization and cost trends. To that end, we have significantly expanded the scope of our transformational initiatives, which are now being supplemented with best-in-class third-party resources, in order to optimize the services we provide to our clinicians. We believe the strategic use of free cash flow to broaden and accelerate these initiatives, combined with targeted acquisitions and share repurchases, positions us well to generate enhanced shareholder value while continuing to take great care of our patients.”

Operating Results from Continuing Operations

MEDNAX’s net revenue for the three months ended March 31, 2019 was $851.2 million, essentially flat compared to $852.6 million for the prior-year period. MEDNAX’s same-unit revenue increased by 1.0 percent, while growth attributable to recent acquisitions was offset by the non-renewal of certain contracts. For the first quarter of 2019, MEDNAX had one fewer weekday compared to the 2018 first quarter, which impacted same-unit volume growth by approximately 60 basis points, primarily in anesthesiology and office-based Women’s and Children’s services.

Same-unit revenue from net reimbursement-related factors increased by 1.3 percent for the 2019 first quarter as compared to the prior-year period. The net increase in revenue was primarily due to modest improvements in managed care contracting and favorable rate growth in our radiology service line.

The percentage of services reimbursed under government programs decreased by 40 basis points for the first quarter compared with the prior-year period, reflecting a favorable comparison for neonatology and other pediatric services, offset by a slightly unfavorable comparison for anesthesiology services.

Same-unit revenue attributable to patient volume decreased by 0.3 percent for the 2019 first quarter as compared to the prior-year period. Volume increases across neonatology, other NICU services, radiology and pediatric cardiology services were offset by volume decreases in anesthesiology and maternal-fetal medicine services. For the quarter, neonatal intensive care unit (NICU) patient days increased by 1.6 percent compared to the prior-year period, which reflects modest increases in average rate of admission and length of stay, partially offset by a slight decline in total births at the hospitals where MEDNAX-affiliated practices provide neonatology services.

For the 2019 first quarter, practice salaries and benefits expense was $621.5 million, compared to $604.0 million for the prior-year period. Practice salaries and benefits expense as a percentage of net revenue was 73.0 percent for the first quarter of 2019, compared to 70.8 percent for the prior-year period. This increase was primarily attributable to growth in clinician compensation expense at existing practices.

For the 2019 first quarter, general and administrative expenses were $101.8 million, as compared to $101.7 million for the prior-year period. General and administrative expenses as a percentage of net revenue was 12.0 percent for the first quarter of 2019, compared to 11.9 percent for the prior-year period.

As previously disclosed, MEDNAX anticipates that it will incur certain expenses related to transformational and restructuring activities. For the first quarter of 2019, these expenses totaled $3.5 million. MEDNAX now reports Adjusted EBITDA from continuing operations, which is defined as earnings from continuing operations before interest, taxes, depreciation, amortization, and these transformational and restructuring related expenses. The Company’s Adjusted EPS from continuing operations also excludes the impact of these transformational and restructuring related expenses and for the first quarter of 2019 also excludes favorable discrete tax items from net settlements of certain tax matters.

Adjusted EBITDA from continuing operations for the 2019 first quarter was $104.9 million, compared to $122.6 million for the prior-year period. Adjusted EBITDA from continuing operations as a percentage of net revenue was 12.3 percent for the first quarter of 2019, compared to 14.4 percent in the prior-year period. This decline primarily reflects the revenue and cost items detailed above, as well as the loss of the contribution from the previously noted non-renewal of certain contracts. Additionally, the previously noted first-quarter weekday comparison to the prior year period reduced Adjusted EBITDA from continuing operations by $4 million.

Depreciation and amortization expense was $20.0 million for the first quarter of 2019 compared to $19.9 million for the first quarter of 2018.

Interest expense was $30.7 million for the first quarter of 2019 compared to $19.9 million for the first quarter of 2018, due primarily to a higher effective interest rate on borrowings between the two periods. The increase in effective interest rate specifically reflects the impact of the Company’s issuance in November of 2018 of $500 million in 6.25% senior notes, as well as the partial-period impact of the Company’s issuance of an additional $500 million in 6.25% senior notes in February of 2019. The proceeds of both of these issuances were used to repay a portion of the indebtedness outstanding under the Company’s senior unsecured revolving credit facility. Additionally, in March of 2019, MEDNAX amended and reduced the size of its revolving credit facility, and interest expense in the first quarter of 2019 included approximately $1.5 million, or approximately $0.01 per share, of deferred debt issuance costs that were written off concurrent with that amendment.

MEDNAX generated income from continuing operations of $41.7 million for the 2019 first quarter, or $0.48 per diluted share based on a weighted average 86.5 million shares outstanding. This compares with income from continuing operations of $60.0 million, or $0.64 per diluted share, for the 2018 first quarter, based on a weighted average 93.5 million shares outstanding. Income from continuing operations for the 2019 first quarter included a net tax benefit of $4.8 million, or $0.06 per share, related to the favorable settlement of certain tax matters during the first quarter of 2019. The decrease in weighted average shares outstanding is primarily related to the impact of shares repurchased under an accelerated repurchase program completed in the fourth quarter of 2018, as well as through other open market repurchase activity.

For the first quarter of 2019, MEDNAX reported Adjusted EPS from continuing operations of $0.65, compared to $0.82 for the first quarter of 2018. For these periods, Adjusted EPS from continuing operations is defined as diluted income from continuing operations per common and common equivalent share excluding non-cash amortization expense, stock-based compensation expense, and transformational and restructuring related expenses. For the first quarter of 2019, Adjusted EPS from continuing operations also excludes a $0.06 benefit from the tax item discussed above.

Results from Discontinued Operations

Based on the progress of MEDNAX’s previously disclosed and ongoing sale process for MedData, the Company’s management-services organization, the net assets of MedData have been classified as held for sale, and the operating results for MedData have been classified as discontinued operations in the current and prior period financial statements. In connection with the classification as assets held for sale, the Company recorded a non-cash impairment charge of $285.0 million, net of the related income tax benefit, to reduce the net assets carrying value to fair value.

For the first quarter of 2019, MedData generated revenue of $51.2 million, as compared to $56.1 million for the first quarter of 2018. Adjusted EBITDA and Adjusted EPS for MedData were $8.7 million and $0.06, respectively, compared to $11.0 million and $0.07, for the first quarter of 2018. Adjusted EBITDA for MedData is defined as income from discontinued operations before interest, taxes, depreciation, amortization, transaction costs and loss on classification as held for sale. Adjusted EPS for MedData is defined as diluted income from discontinued operations per common and common equivalent share excluding non-cash amortization expense, stock-based compensation expense, transaction costs, loss on classification as assets held for sale and income tax benefits associated with the loss on classification as assets held for sale.

Consolidated Operating Results

For the first quarter on a consolidated basis, MEDNAX reported a net loss of $242.9 million, or $2.81 per share. On a non-GAAP basis, the Company reported Adjusted EBITDA of $113.6 million and Adjusted EPS of $0.71. These non-GAAP operating results are within MEDNAX’s previously disclosed outlook for the first quarter of 2019 of Adjusted EBITDA of between $108 million and $118 million and Adjusted EPS of between $0.67 and $0.75.

Financial Position and Cash Flow – Continuing Operations

MEDNAX had cash and cash equivalents of $46.5 million at March 31, 2019, and net accounts receivable were $522.6 million.

During the first quarter of 2019, MEDNAX used $60.4 million to fund operations, which compares to $116.9 million used during the first quarter of 2018. MEDNAX typically uses cash during the first quarter of each year as it pays incentive compensation, principally to its physicians, and employee benefit plan matching contributions that were accrued during the prior year. The use of cash during the first quarter of 2018 also reflects the payment of approximately $62 million in taxes related to 2017 that were deferred for companies impacted by the 2017 hurricanes.

MEDNAX used $79 million during the first quarter of 2019 to fund repurchases of its common stock in open-market transactions. The Company also used $5.8 million to fund capital expenditures, and $5.6 million to fund acquisitions and to make contingent purchase price payments for previously completed acquisitions.

At March 31, 2019, MEDNAX had total debt outstanding of $2.1 billion, consisting of $1.75 billion in senior notes and approximately $390 million in borrowings under its revolving credit facility.

2019 Second Quarter Outlook

For the 2019 second quarter, MEDNAX expects earnings per share from continuing operations will be in a range of $0.54 to $0.62 per diluted share and Adjusted EPS from continuing operations will be in a range of $0.84 to $0.92. The Adjusted EPS from continuing operations range excludes $0.11 per diluted share of estimated amortization expense, $0.10 per diluted share of estimated stock-based compensation expense and $0.09 per diluted share of transformational and restructuring related expenses.

This outlook assumes that total same-unit revenue growth for the three months ended June 30, 2019 will be in a range of flat to two percent, compared to the prior-year period.

This outlook also assumes an effective tax rate for the second quarter of 2019 of 27.5 percent and average diluted shares outstanding of 84.8 million.

Additionally, for the 2019 second quarter, MEDNAX expects that Adjusted EBITDA from continuing operations will be between $125 million and $135 million, compared to the prior-year period Adjusted EBITDA from continuing operations of $145.1 million. For the 2019 second quarter, MEDNAX expects that Adjusted EBITDA from continuing operations will exclude roughly $10 million in third-party costs within transformational and restructuring expenses.

“We continue to move forward methodically, with a focus on Adjusted EBITDA as our primary measure of operating performance in 2019,” said Stephen D. Farber, Executive Vice President and Chief Financial Officer. “Our priorities remain the continued progress of our operational and shared services initiatives and the reinvestment of our significant, recurring free cash flow.”

“To that end, we have expanded our scope of internal investments to improve processes and performance across our organization,” continued Mr. Farber. “In addition to clinical-resource management tools within our anesthesiology organization, these investments now also include a range of initiatives such as enterprise information-technology infrastructure enhancements across multiple shared-services functions. We anticipate that our aggregate investments in these transformational and restructuring activities will total $75 million to $100 million over the course of 2019 and 2020.”

2019 Full Year Outlook

MEDNAX is revising its outlook of 2019 Adjusted EBITDA to reflect the classification of MedData as discontinued operations. The Company now anticipates that its 2019 Adjusted EBITDA from continuing operations will be between $505 and $535 million, with the sole adjustment from the previous range reflecting this classification.

MEDNAX, Inc.

Revision to 2019 Adjusted EBITDA Outlook to Reflect Continuing Operations

(in thousands)

(Unaudited)

	12 Months Ended December 31, 2019
	High	Low
Preliminary outlook Adjusted EBITDA	$580,000	$550,000
Classification of MedData as discontinued operations	(45,000)	(45,000)

Adjusted EBITDA from continuing operations outlook	$535,000	$505,000

Non-GAAP Measures

A reconciliation of Adjusted EBITDA and Adjusted EPS to the most directly comparable GAAP measures for the three months ended March 31, 2019 and 2018 is provided in the financial tables of this press release. Additionally, the reconciliation of forward-looking EBITDA to the most directly comparable GAAP measure is available on the Company’s website at www.mednax.com/investors. Forward-looking information for 2019 Adjusted EBITDA from continuing operations is provided only on a non-GAAP basis because a reconciliation to the most comparable GAAP financial measure, 2019 net income from continuing operations, is not available without unreasonable effort due to the unpredictable nature of the reconciling item for transformational and restructuring related expenses. MEDNAX believes that such item and, accordingly, the other items of the reconciliation, would require an unreasonable effort to forecast. MEDNAX believes that any such forecast would result in a broad range of projected values that would not be meaningful to investors.

Earnings Conference Call

MEDNAX, Inc., will host an investor conference call to discuss the quarterly results at 10 a.m., ET today. The conference call Webcast may be accessed from the Company’s Website, www.mednax.com. A telephone replay of the conference call will be available from 12:00 p.m. ET today through midnight ET May 16, 2019 by dialing 800.475.6701, access Code 466768. The replay will also be available at www.mednax.com.

ABOUT MEDNAX

MEDNAX, Inc. is a national health solutions partner comprised of the nation’s leading providers of physician services. Physicians and advanced practitioners practicing as part of MEDNAX are reshaping the delivery of care within their specialties and subspecialties, using evidence-based tools, continuous quality initiatives, clinical research and telemedicine to enhance patient outcomes and provide high-quality, cost-effective care. The Company was founded in 1979, and today, through its affiliated professional corporations, MEDNAX provides services through a network of more than 4,200 physicians in all 50 states and Puerto Rico. In addition to its national physician network, MEDNAX provides services to healthcare facilities and physicians in over 40 states through two complementary businesses, consisting of a management services company and a consulting services company. Additional information is available at www.mednax.com.

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Certain statements and information in this press release may be deemed to contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may include, but are not limited to, statements relating to our objectives, plans and strategies, and all statements, other than statements of historical facts, that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future. These statements are often characterized by terminology such as “believe,” “hope,” “may,” “anticipate,” “should,” “intend,” “plan,” “will,” “expect,” “estimate,” “project,” “positioned,” “strategy” and similar expressions, and are based on assumptions and assessments made by MEDNAX’s management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. Any forward-looking statements in this press release are made as of the date hereof, and MEDNAX undertakes no duty to update or revise any such statements, whether as a result of new information, future events or otherwise. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Important factors that could cause actual results, developments, and business decisions to differ materially from forward-looking statements are described in MEDNAX’s most recent Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q, including the sections entitled “Risk Factors”, as well MEDNAX’s current reports on Form 8-K,filed with the Securities and Exchange Commission, and include the effects of economic conditions on MEDNAX’s business; the effects of the Affordable Care Act and potential changes thereto or a repeal thereof; MEDNAX’s relationships with government-sponsored or funded healthcare programs, including Medicare and Medicaid, and with managed care organizations and commercial health insurance payors; MEDNAX’s ability to consummate the proposed disposition of MedData; the effects of share repurchases; and the effects of MEDNAX’s shared services and operational initiatives.

MEDNAX, INC.

Consolidated Statements of Income

(in thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,
	2019	2018
Net revenue	$851,183	$852,628

Operating expenses:
Practice salaries and benefits	621,539	603,955
Practice supplies and other operating expenses	25,791	27,403
General and administrative expenses	101,821	101,693
Depreciation and amortization	20,033	19,914
Transformational and restructuring related expenses	3,544	—

Total operating expenses	772,728	752,965

Income from operations	78,455	99,663
Investment and other income	1,647	1,474
Interest expense	(30,723)	(19,935)
Equity in earnings of unconsolidated affiliates	1,236	1,525

Total non-operating expenses	(27,840)	(16,936)

Income from continuing operations before income taxes	50,615	82,727
Income tax provision	(8,962)	(22,720)

Income from continuing operations	41,653	60,007
(Loss) income from discontinued operations, net of tax	(284,525)	3,421

Net (loss) income	$(242,872)	$63,428

Income from continuing operations per common and common equivalent share (diluted)	$0.48	$0.64

(Loss) income from discontinued operations per common and common equivalent share (diluted)	$(3.29)	$0.04

Net (loss) income per common and common equivalent share (diluted)	$(2.81)	$0.68

Weighted average diluted shares outstanding	86,545	93,505

MEDNAX, Inc.

Reconciliation of Income from Continuing Operations to Adjusted EBITDA from Continuing Operations

(in thousands)

(Unaudited)

	Three Months Ended March 31,
	2019	2018
Income from continuing operations	$41,653	$60,007
Interest expense	30,723	19,935
Income tax provision	8,962	22,720
Depreciation and amortization	20,033	19,914
Transformational and restructuring related expenses	3,544	—

Adjusted EBITDA from continuing operations	$104,915	$122,576

MEDNAX, Inc.

Reconciliation of Diluted Income from Continuing Operations per Share to Adjusted Diluted Income from Continuing Operations per Share (“Adjusted EPS from Continuing Operations”)

(in thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,
	2019		2018
Weighted average dilutive shares outstanding	86,545		93,505
Income from continuing operations and diluted income from continuing operations per share	$41,653	$0.48	$60,007	$0.64
Adjustments (1):
Amortization (net of tax of $3,449 and $3,563)	9,325	0.11	9,392	0.10
Stock-based compensation (net of tax of $2,967 and $2,664)	8,022	0.09	7,022	0.08
Transformational and restructuring related expenses (net of tax of $957)	2,587	0.03	—	—
Income tax benefit related to settlement, net	(4,791)	(0.06)	—	—

Adjusted income and diluted EPS from continuing operations	$56,796	$0.65	$76,421	$0.82

(1)

Effective tax rates of 27.0% and 27.5% were used to calculate the tax effects of the adjustments in March 31, 2019 and 2018, respectively. The effective rate used for the three months ended March 31, 2019 excludes the impacts from discrete tax items.

MEDNAX, Inc.

Reconciliation of Income from Discontinued Operations to Adjusted EBITDA from Discontinued Operations

(in thousands)

(Unaudited)

	Three Months Ended March 31,
	2019	2018
(Loss) income from discontinued operations	$(284,525)	$3,421
Income tax (benefit) provision	(36,705)	1,339
Depreciation and amortization	7,262	6,249
Transaction costs	1,100	—
Loss on classification on held for sale	321,556	—

Adjusted EBITDA from discontinued operations	$8,688	$11,009

MEDNAX, Inc.

Reconciliation of Diluted Income from Discontinued Operations per Share to Adjusted Diluted Income from Discontinued Operations per Share (“Adjusted EPS from Discontinued Operations”)

(in thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,
	2019		2018
Weighted average dilutive shares outstanding	86,545		93,505
(Loss) income from discontinued operations and diluted (loss) income from discontinued operations per share	$(284,525)	$(3.29)	$3,421	$0.04
Adjustments (1):
Amortization (net of tax of $1,263 and $1,201)	3,416	0.04	3,168	0.03
Stock-based compensation (net of tax of $30 and $51)	81	—	138	—
Transaction costs (net of tax of $297)	803	0.01	—	—
Loss on classification as held for sale	321,556	3.72	—	—
Income tax benefit related to classification as held for sale	(36,623)	(0.42)	—	—

Adjusted income and diluted EPS from discontinued operations	$4,708	$0.06	$6,727	$0.07

(1)

Effective tax rates of 27.0% and 27.5% were used to calculate the tax effects of the adjustments other than the loss on classification as held for sale in March 31, 2019 and 2018, respectively. The effective tax rate used for the three months ended March 31, 2019 excludes the impacts from discrete tax items.

MEDNAX, Inc.

Reconciliation of Net Income to Adjusted EBITDA

(in thousands)

(Unaudited)

	Three Months Ended March 31,
	2019	2018
Net (loss) income	$(242,872)	$63,428
Interest expense	30,723	19,935
Income tax (benefit) provision	(27,743)	24,059
Depreciation and amortization	27,295	26,163
Transformational and restructuring related expenses	3,544	—
Transaction costs	1,100	—
Loss on classification on held for sale	321,556	—

Adjusted EBITDA	$113,603	$133,585

MEDNAX, Inc.

Reconciliation of Net Income per Share

to Adjusted Diluted Net Income per Share (“Adjusted EPS”)

(in thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,
	2019		2018
Weighted average dilutive shares outstanding	86,545		93,505
Net (loss) income and diluted net (loss) income per share	$(242,872)	$(2.81)	$63,428	$0.68
Adjustments (1):
Amortization (net of tax of $4,712 and $4,764)	12,741	0.15	12,560	0.13
Stock-based compensation (net of tax of $2,997 and $2,715)	8,103	0.09	7,160	0.08
Transformational and restructuring related expenses (net of tax of $957)	2,587	0.03	—	—
Transaction costs (net of tax of $297)	803	0.01	—	—
Income tax benefit related to settlement, net	(4,791)	(0.06)	—	—
Loss on classification as held for sale	321,556	3.72	—	—
Income tax benefit related to classification as held for sale	(36,623)	(0.42)	—	—

Adjusted net income and diluted EPS	$61,504	$0.71	$83,148	$0.89

(1)

Effective tax rates of 27.0% and 27.5% were used to calculate the tax effects of the adjustments other than the loss on classification as held for sale in March 31, 2019 and 2018, respectively. The effective tax rate used for the three months ended March 31, 2019 excludes the impacts from discrete tax items.

MEDNAX, INC.

Balance Sheet Highlights

(in thousands)

(Unaudited)

	As of March 31, 2019	As of December 31, 2018
Assets:
Cash, cash equivalents and restricted cash	$46,476	$45,491
Investments	86,223	91,622
Accounts receivable, net	522,638	506,723
Other current assets	29,542	34,289
Intangible assets, net	300,662	313,165
Operating lease right-of-use assets	90,983	—
Goodwill, other assets, property and equipment	4,257,196	4,255,007
Assets held for sale	372,537	691,184

Total assets	$5,706,257	$5,937,481

Liabilities and shareholders’ equity:
Accounts payable and accrued expenses	$312,957	$448,567
Total debt	2,119,722	1,974,534
Operating lease liabilities	95,888	—
Other liabilities	365,589	367,067
Liabilities held for sale	32,289	59,429

Total liabilities	2,926,445	2,849,597
Total shareholders’ equity	2,779,812	3,087,884

Total liabilities and shareholders’equity	$5,706,257	$5,937,481